                       Hopkinsville Federal Savings Bank
                                is going public


                           YOU ARE CORDIALLY INVITED


                      to a Community Informational Meeting
                                 and Reception


           to learn more about the Hopkinsville Federal Savings Bank stock conversion and HopFed Bancorp, Inc. stock offering at 7:00 P.M.
                           Tuesday, October __, 1997


                                       at


                       Hopkinsville Federal Savings Bank
                          2700 Fort Campbell Boulevard
                             Hopkinsville, Kentucky


Senior executives of Hopkinsville Federal Savings Bank and HopFed Bancorp, Inc. will present information and answer questions about the Hopkinsville Federal Savings Bank stock conversion and the concurrent Subscription and Community Offering of HopFed Bancorp, Inc. common stock.



                               SEATING IS LIMITED


                         Call to make your reservation


                                 (502) 881-4001



This invitation is neither an offer to sell nor a solicitation of an offer to buy these securities. The offer is made only by the Prospectus. The shares of common stock offered are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund, or any government agency.

                                (IBS Letterhead)



Dear Customer of Hopkinsville Federal Savings Bank:

At the request of Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank"), we enclose certain materials regarding the conversion of Hopkinsville Federal from a federally-chartered, mutual savings bank to a federally-chartered, stock savings bank. As part of the conversion process, the Bank will become a wholly owned subsidiary of HopFed Bancorp, Inc., which is a recently organized Delaware corporation and which will conduct an initial public offering of its common stock. The materials include a Prospectus, a Question and Answer Brochure, and a Stock Order Form which offer you the opportunity to subscribe for shares of common stock being offered by HopFed Bancorp, Inc.

If you decide to subscribe for shares, we must receive your properly completed Stock Order Form, together with the full required payment for the shares (or appropriate instructions authorizing withdrawal in such amount from your deposit account at Hopkinsville Federal), no later than 4:00 p.m., Local Time, on October ___, 1997. Subscriptions received after that date will be returned. A postage-paid envelope is enclosed for your convenience. Please allow adequate time for postal delivery. If you have any questions or would like additional information, please call the Stock Information Center at (502) 881-4001. The Stock Information Center is open Monday through Friday from 9:00 a.m. to 4:00 p.m. Local Time.

Hopkinsville Federal has asked us to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We are not recommending or soliciting in any way any actions by you with respect to the enclosed materials.

                                 Sincerely,


                                 INVESTMENT BANK SERVICES, INC.



The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This letter is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the Prospectus.

                                (FBR Letterhead)



Dear Customer of Hopkinsville Federal Savings Bank:

At the request of Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank"), we enclose certain materials regarding the conversion of Hopkinsville Federal from a federally-chartered, mutual savings bank to a federally-chartered, stock savings bank. As part of the conversion process, the Bank will become a wholly owned subsidiary of HopFed Bancorp, Inc., which is a recently organized Delaware corporation and which will conduct an initial public offering of its common stock. The materials include a Prospectus, a Question and Answer Brochure, and a Stock Order Form which offer you the opportunity to subscribe for shares of common stock being offered by HopFed Bancorp, Inc.

If you decide to subscribe for shares, we must receive your properly completed Stock Order Form, together with the full required payment for the shares (or appropriate instructions authorizing withdrawal in such amount from your deposit account at Hopkinsville Federal), no later than 4:00 p.m., Local Time, on October __, 1997. Subscriptions received after that date will be returned. A postage-paid envelope is enclosed for your convenience. Please allow adequate time for postal delivery. If you have any questions or would like additional information, please call the Stock Information Center at (502) 881-4001. The Stock Information Center is open Monday through Friday from 9:00 a.m. to 4:00 p.m. Local Time.

Hopkinsville Federal has asked us to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We are not recommending or soliciting in any way any actions by you with respect to the enclosed materials.

                              Sincerely,


                              FRIEDMAN, BILLINGS, RAMSEY & CO., INC.



The shares of common stock offered in the conversion are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This letter is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the Prospectus.

                       Hopkinsville Federal Savings Bank
                          2700 Fort Campbell Boulevard
                          Hopkinsville, Kentucky 42240



Dear Valued Friend:

We appreciate the opportunity to provide you with information regarding the conversion of Hopkinsville Federal Savings Bank, ("Hopkinsville Federal" or the "Bank") from a federally-chartered, mutual savings bank to a federally-chartered, stock savings bank (the "Conversion"). As part of the Conversion, the Bank will become a wholly owned subsidiary of HopFed Bancorp, Inc., which is a recently organized Delaware corporation and which will conduct an initial public offering of its common stock. The enclosed information packet includes a Prospectus, a Question and Answer Brochure and a Stock Order Form. Please review the Prospectus carefully before making an investment decision.

If you wish to purchase stock, please complete the Stock Order Form and return it to us with payment in the postage-paid envelope that is enclosed. Payment may be made by cash, check, bank draft, money order or authorization for withdrawal from your account with Hopkinsville Federal. If paying with cash, please hand deliver your Stock Order Form to any Hopkinsville Federal office. Do not send cash through the mail. We must receive your Stock Order Form and payment no later than 4:00 p.m. Local Time, on October ___, 1997. Subscriptions received after that date will be returned. Please allow adequate time for postal delivery.

If you have any questions, please call the Stock Information Center at (502) 881 4001 between 9:00 a.m. and 4:00 p.m., Local Time, Monday through Friday.

                                 Sincerely,



                                 Bruce Thomas
                                 President and Chief Executive Officer



This letter is neither an offer to sell nor a solicitation of an offer to buy any securities. The offer is made only by the Prospectus. The shares of common stock offered in connection with the Conversion are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

                       Hopkinsville Federal Savings Bank
                          2700 Fort Campbell Boulevard
                          Hopkinsville, Kentucky 42240


                                 Date

Dear Member:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Hopkinsville Federal Savings Bank (the "Bank") will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion process, the Bank will become a wholly owned subsidiary of HopFed Bancorp, Inc., which is a recently organized Delaware corporation. The Office of Thrift Supervision has approved the Plan of Conversion subject to a favorable vote of our members.

Also as part of the Conversion, HopFed Bancorp, Inc. will be offering its Common Stock in an initial public offering, with priority given to members of the Bank and certain others.

As a member of the Bank, you are affected in two ways:

FIRST you are entitled to vote on whether the Plan of Conversion should be
-----
approved. The vote will be taken at a Special Meeting of Members to be held on October ____, 1997. The Board of Directors of the Bank urges that you vote FOR approval of the Plan of Conversion. A Proxy Statement is enclosed that explains the conversion in greater detail, and you can obtain any further information from us by calling our Stock Information Center at (502) 881-4001. Voting for the Plan of Conversion will not obligate you to purchase any stock as part of the conversion.

In addition, a Proxy Card is enclosed so that you can cast your vote by appointing the Board of Directors as your proxy to approve the Plan of Conversion. You can return the completed Proxy Card to us at our main office in Hopkinsville or by using the enclosed reply envelope. Please note that we must receive your Proxy Card by the date of the Special Meeting, October ____, 1997,
-------
for your vote to be counted if you do not plan to attend.

SECOND, you will be able to purchase the Common Stock of HopFed Bancorp, Inc. if
------
you wish and without paying any commission or fee. The Common Stock is being offered in the initial public offering of HopFed Bancorp, Inc. Information regarding the Common Stock is contained in the enclosed Prospectus of HopFed Bancorp, Inc. Additional information is also contained in the enclosed Question and Answer Brochure.

If you wish to purchase the Common Stock, you must use the enclosed Stock Order Form and return it, together with the enclosed Certification Form and your full payment (either enclosed or through an authorization of withdrawal from your deposit account) for the Common Stock, to our Stock Information Center at our main office. Please note that if you wish to order Common Stock, we must receive
                                                                         -------
your completed Stock Order Form, Certification Form and full payment not later than 4:00 p.m., Local Time, on October _____, 1997.

You may purchase the Common Stock by a withdrawal from your savings or certificate account without any penalty for early withdrawals. Interest at the rate paid on our passbook savings accounts will be paid on all subscription funds received. Authorized withdrawals from existing accounts will continue to earn interest at the contractual rate until the completion of the Conversion. Please call the Stock Information Center at least ten days before the October __, 1997 deadline if you wish to purchase Common Stock using your IRA at the Bank, as IRA-related procedures require additional processing time.

If you have any questions, please call the Stock Information Center at (502) 881-4001, from 9:00 a.m. to 4:00 p.m., Local Time Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of HopFed Bancorp, Inc.

                                 Sincerely,



                                 Bruce Thomas
                                 President and Chief Executive Officer


THIS STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR
GUARANTEED.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK, THE OFFER WILL BE MADE ONLY BY MEANS OF THE PROSPECTUS ACCOMPANIED BY A STOCK ORDER FORM AND CERTIFICATION FORM.

                       Hopkinsville Federal Savings Bank
                          2700 Fort Campbell Boulevard
                          Hopkinsville, Kentucky 42240


                                     Date

Dear Friend:

I am pleased to inform you that the Board of Directors has unanimously approved a Plan of Conversion whereby Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank") will convert from a federally-chartered, mutual savings bank to a federally-chartered, stock savings bank. As part of the conversion process, the Bank will become a wholly owned subsidiary of HopFed Bancorp, Inc., which is a recently organized Delaware corporation.

AS A DEPOSITOR OF HOPKINSVILLE FEDERAL AS OF MARCH 31, 1996 OR JUNE 30, 1997, YOU HAVE A RIGHT TO BUY COMMON STOCK BEFORE STOCK IS OFFERED TO THE GENERAL PUBLIC.

Enclosed with this letter you will find a Prospectus, a Stock Order Form, including a Form of Certification, and a Question and Answer Brochure. You are not required to purchase Common Stock in Hopkinsville Federal. If you are interested in purchasing Common Stock after reviewing the Prospectus, your completed Stock Order Form accompanied by your full payment, must be received by Hopkinsville Federal by 4:00 p.m., Local Time, on October ___, 1997. No commission or fee will be charged for your stock purchase.


If you have any questions, please call the Stock Information Center at (502) 881-4001 from 9:00 a.m. to 4:00 p.m., Local Time, Monday through Friday.

We hope that you will take advantage of this opportunity to join us as a charter stockholder of HopFed Bancorp, Inc.

                                        Sincerely,



                                        Bruce Thomas
                                        President and Chief Executive Officer



THIS STOCK IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR
GUARANTEED.

THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY STOCK, THE OFFER WILL BE MADE ONLY BY MEANS OF THE PROSPECTUS ACCOMPANIED BY A STOCK ORDER FORM AND CERTIFICATION FORM.

--------------------------------------------------------------------------------

                             Questions and Answers

                    about the Mutual-to-Stock Conversion of

                       Hopkinsville Federal Savings Bank

--------------------------------------------------------------------------------







Answers to frequently asked questions about our stock conversion and your opportunity to invest in HopFed Bancorp, Inc.

                          QUESTIONS AND ANSWERS ABOUT
                            THE STOCK CONVERSION OF
                       HOPKINSVILLE FEDERAL SAVINGS BANK

Soon Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank") will be converting to the stock form of ownership (the "Conversion"). Now you have the opportunity to become one of our charter stockholders by investing in HopFed Bancorp, Inc., the company that has been organized by the Bank to become the holding company for the Bank in connection with the Bank's Conversion ("HopFed Bancorp" or the "Holding Company"). This pamphlet, which accompanies the Prospectus, answers some of the most frequently asked questions about the Conversion and about your opportunity to invest in HopFed Bancorp, Inc.

                                   I. GENERAL

Q.   What is meant by Conversion?
A. Conversion is a change in the legal form of organization. Hopkinsville Federal is presently a federally-chartered, mutual savings bank with no stockholders. After the Conversion, Hopkinsville Federal will become a federally-chartered, stock savings bank and a wholly owned subsidiary of the Holding Company, which will be owned by stockholders. The holding company structure was chosen for several reasons, including the advantages this type of organization may provide in facilitating future growth and performance of the Bank.

Q.   Why is Hopkinsville Federal converting to the stock form of ownership?
A. The Conversion and the sale of the Holding Company's Common Stock will increase Hopkinsville Federal's ability to take advantage of business opportunities, including:
     . Allowing customers and community members to become equity owners so they can share in the future of the Holding Company and the Bank;
     . Providing additional funds for lending and investment activities; and . Enhancing the ability of HopFed Bancorp and the Bank to diversify operations and expand into other markets.

Q.   What steps are involved in completing the Conversion?
A.   . A Plan of Conversion has been adopted by the Board of Directors;
     . The Office of Thrift Supervision has approved the Plan of Conversion;
     . Proxies are being solicited from member savers and borrowers for approval of the Plan of Conversion;
     . A Subscription and Community Offering has commenced in which selected persons have the right, but not the obligation, to subscribe for Common Stock.
     . A Special Meeting of members will be held to approve the Plan of Conversion; and

     . After the Subscription Offering and the Community Offering, if any, are completed, the Common Stock will be issued to subscribers.

Q. How does the Holding Company plan to use the proceeds raised from the sale of Common Stock?
A. The net proceeds from the sale of Common Stock will be used for general corporate purposes and will increase the Bank's total capital to support internal growth and possible external growth.

Q. Will the Conversion have any effect on deposit accounts, certificates, or loans with Hopkinsville Federal?
A. No. The Conversion will not affect the balance, interest rate or withdrawal rights of your savings or certificate account. Also, the rights and obligations of borrowers under their loan agreements with the Bank will not be affected.

Q.   What effect will the Conversion have on Hopkinsville Federal's operations?
A. After the Conversion, Hopkinsville Federal will continue to offer its range of financial services to customers. The Bank's principal business of accepting deposits and making mortgage and other loans will continue without interruption.

Q. Who is eligible to buy during the Subscription Offering and the Community Offering?
A. Non-transferable rights to subscribe for the Common Stock in the Subscription Offering have been granted to Eligible Account Holders (i.e., qualifying depositors of the Bank), the Bank's tax-qualified Employee Stock Ownership Plan (the "ESOP"), Supplemental Eligible Account Holders (i.e., qualifying depositors of the Bank as of June 30, 1997) and depositors and certain borrowers of the Bank as of __________,1997 ("Other Members"). A qualifying deposit is the amount (required to be at least $50.00) contained in a deposit account in the Bank on March 31, 1996 and June 30, 1997. Subject to the prior rights of holders of subscription rights, shares of Common Stock may be offered and sold thereafter in a Community Offering to certain members of the general public, with preference given to natural persons and trusts of natural persons residing in Calloway, Christian, Todd and Trigg Counties, Kentucky. The Holding Company reserves the right, in its sole discretion, to reject in whole or in part any orders received in the Community Offering.

Q. Are depositors and borrowers who are eligible to buy Common Stock obligated to do so?
A.   No. There is no obligation whatsoever to purchase shares of Common Stock.

Q. As a depositor or borrower eligible to buy Common Stock, may my subscription rights be sold or assigned?
A. No. Any transfer of subscription rights is prohibited by law. However, subject to availability, shares of Common Stock may be purchased by persons who do not have subscription rights during the Community Offering, which may be conducted at the discretion of the Holding Company during or following the Subscription Offering.

Q.   Will my deposit accounts still be federally insured?
A. Yes. Insurance of deposit accounts up to the maximum legal limit by the FDIC will continue without change.

Q.   Did Hopkinsville Federal's Board of Directors approve the Conversion?
A. Yes. The Conversion was unanimously approved by the Board of Directors of the Bank.

Q.   Will the Conversion have any tax consequences to the Bank?
A. The Bank has received an opinion from its legal counsel that the Conversion will be treated for tax purposes as a non-taxable reorganization. It is anticipated that no gain or loss will be recognized by the Bank or its members as a result of the Conversion.

Q.   Will there be any changes in management or personnel?
A. No. Directors, officers and employees will continue in their same positions at the Bank. Our day-to-day activities will not change.

                               II. VOTING RIGHTS

Q.   What vote is necessary to approve the Plan of Conversion?
A. The Conversion cannot be undertaken without the approval of the Bank's members. The Plan of Conversion must be approved by a majority of the total votes eligible to be cast at the Special Meeting of members. Therefore, your vote is very important.

Q.   Am I required to vote if I receive Proxy Cards?
A. No. Members are not required to vote. However, because your vote is important, management urges that you take advantage of this opportunity to vote "FOR" the Plan of Conversion.

Q.   Why did I get several proxy cards?
A. If you have more than one account or loan, you could receive more than one proxy card, depending on the ownership structure of your accounts. Please vote, sign and return all cards received by you.

Q. If a deposit account is owned in joint names, must the signatures of both parties be on the proxy card?
A. No. The signature of only one owner is required, unless the account requires more than one signature to withdraw.

Q.   May I vote in person at the Special Meeting?
A. Yes. If you attend the Special Meeting, you may revoke your proxy and vote in person.

                          III. PURCHASING COMMON STOCK

Q.   Are officers and directors of the Bank planning to purchase Common Stock?
A. Yes. Hopkinsville Federal's executive officers and directors presently expect to purchase in the aggregate, approximately $2,610,000 of Common Stock. The amount is subject to change.

Q. How do I order Common Stock during the Subscription Offering or the Community Offering?
A. Complete and return the enclosed Form of Certification and Stock Order Form together with payment in full or a withdrawal authorization for the full amount. Please use the enclosed postage-paid envelope or deliver the Stock Order Form with full payment or withdrawal authorization to our main office in Hopkinsville. Orders may be received up to 4:00 p.m. Local Time, on October ____,1997. The Community Offering, if any, once commenced may terminate at any time thereafter but not later than _______________, 1997, unless extended with the approval of the OTS. Photocopies of Stock Order Forms will not be accepted by the Bank.

Q.   How much Common Stock may I order?
A. No person may purchase more than 25,000 shares. No person together with associates of and persons acting in concert with such person may purchase more than 50,000 shares. The minimum purchase is 25 shares.

Q.   May shares be registered in someone else's name?
A. No. Common Stock purchased in the Subscription Offering initially must be registered in the name(s) of the eligible purchaser(s). You may later register the Common Stock in other names.

Q.   Must I pay a commission?
A. No. You will not be charged any commission or fee on your purchase of shares during the Conversion.

Q.   What is the price per share?
A. The subscription price is $10.00 per share in both the Subscription Offering and the Community Offering.

Q. As a depositor or borrower, will I get a better price on the Common Stock than someone who is not a depositor or borrower?
A. No. The price to depositors and borrowers is the same for purchasers of Common Stock during the Subscription Offering and the Community Offering.

Q. Who determines the offering range of HopFed Bancorp Common Stock and the price per share?
A. The offering range is based on an independent appraisal of the pro forma market value of the Common Stock by National Capital Companies, LLC, an appraisal firm experienced in appraisals of thrift institutions. National Capital Companies, LLC has estimated that in its opinion, as of _______, 1997, the aggregate pro forma market value of the Common Stock ranged between $22,525,000 and $30,475,000 (with a mid-point of $26,500,000). The price per share, which was determined by the Company, will be $10.00.

Q.   Will dividends be paid?
A. HopFed Bancorp currently intends, subject to the factors noted below, to declare and pay quarterly dividends commencing after the first full calendar quarter following completion of the Conversion. It is currently anticipated that the annual amount of such dividend will be equal to approximately 3% of the $10.00 purchase price per share (which is equal to a quarterly dividend of $0.075 per share). Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account HopFed Bancorp's consolidated financial condition and results of operations, the Bank's regulatory capital requirements, tax considerations, economic conditions, regulatory restrictions, and other factors. There can be no assurance that dividends will be paid, or if paid, will continue to be paid in the future.

Q.   How will the Common Stock be traded?
A. The Common Stock has been approved for quotation on the Nasdaq Stock Market under the symbol "HFBC".

Q.   When will I receive my Common Stock certificate(s)?
A. Common Stock certificates will be mailed by the transfer agent after the Conversion is completed. Please be aware that you may not be able to sell shares purchased until receipt of a Common Stock certificate.

Q.   Once I have ordered shares, may I later change my mind and get a refund?
A. No. Your subscription may not be canceled or withdrawn once it has been received. Refunds will only be issued if your order cannot be completely filled or if the stock offering is significantly revised. You may, however, subject to availability, order additional shares by completing another Stock Order Form.

Q. Will the Common Stock I purchase be insured by the Federal Deposit Insurance Corporation?
A. No. Common Stock is never insured by the Federal Deposit Insurance Corporation or any other government agency.

Q.   In the future, how may I purchase additional shares or sell shares?
A. You may purchase or sell shares through private transactions with other investors or through your stockbroker. If you use a stockbroker, a commission will be charged for trades.

Q.   How do I pay for Common Stock?
A.   Payment may be made by (i) cash, if delivered in person, (ii) check or
                                                   -- ------
     money order or (iii) authorization for withdrawal from your deposit accounts at the Bank (no early withdrawal penalty will apply for this purpose). If you pay for your subscription by authorizing a withdrawal from you deposit account(s), those funds will be kept in you account(s) and continue to earn interest at the contractual rate until the Conversion is completed or terminated, but will be unavailable to the depositor until then. If you pay for your subscription using a check or money order, your funds will earn interest at Hopkinsville Federal's passbook savings account rate until the Conversion is completed or terminated. Neither payment from private third parties nor electronic transfers of funds will be accepted by the Bank.

Q. How does a Hopkinsville Federal IRA account holder exercise their subscription rights?
A. For federal tax reasons, you cannot purchase stock using funds from your IRA unless you first transfer your IRA to another institution. You should do this as a direct transfer (i.e., a "rollover") into a self-directed IRA account for you. Consult your tax advisor if you have any questions on transferring an IRA without incurring a tax penalty. Please call the Stock Information Center at least ten days prior to the end of the Conversion offering period for a complete description of the IRA procedures.



This brochure is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the Prospectus accompanied by a stock order form and certification. This stock is not a deposit or account and is not federally insured or guaranteed.

                            Stock Information Center
                              HopFed Bancorp, Inc.
                          2700 Fort Campbell Boulevard
                          Hopkinsville, Kentucky 42240
                                 (502) 881-4001

-------------------------------------------------------------------------------

                          P R O X Y  R E M I N D E R

                       HOPKINSVILLE FEDERAL SAVINGS BANK


YOUR VOTE ON OUR STOCK CONVERSION PLAN HAS NOT BEEN RECEIVED.

YOUR VOTE IS VERY IMPORTANT, PARTICULARLY SINCE FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE PLAN.

VOTING FOR CONVERSION WILL NOT AFFECT THE INSURANCE OF YOUR ACCOUNTS, DEPOSIT ACCOUNTS WILL CONTINUE TO BE FEDERALLY INSURED UP TO THE APPLICABLE LIMITS.

YOU MAY PURCHASE STOCK IF YOU WISH, BUT VOTING DOES NOT OBLIGATE YOU TO BUY
STOCK.

PLEASE ACT PROMPTLY! SIGN THE ENCLOSED PROXY CARD AND MAIL, OR DELIVER, THE PROXY CARD TO HOPKINSVILLE FEDERAL TODAY. PLEASE VOTE ALL PROXY CARDS RECEIVED.

WE RECOMMEND THAT YOU VOTE TO APPROVE THE PLAN OF CONVERSION. THANK YOU.


                        THE BOARD OF DIRECTORS AND MANAGEMENT OF HOPKINSVILLE FEDERAL SAVINGS BANK

-------------------------------------------------------------------------------

                      IF YOU RECENTLY MAILED THE PROXY,
            PLEASE ACCEPT OUR THANKS AND DISREGARD THIS REQUEST.
                 FOR FURTHER INFORMATION CALL (502) 881-4001.